Securities and Exchange Commission

                       Washington, DC  20549

                             Form 8-K

                          Current Report

              Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act 1934


                  Date of Report January 25, 1999
                 (Date of earliest event reported)



                      CalEnergy Company, Inc.
      (Exact name of registrant as specified in its charter)



    Delaware                     1-9874              94-2213782
(State of other          (Commission File          (IRS Employer
 jurisdiction of                Number)           Identification No.)
 incorporation)



 302 South 36th Street, Suite 400, Omaha, NE   68131
   (Address of principal executive offices)   Zip Code

Registrant's Telephone Number, including area code:    (402) 341-4500

                              N/A
 (Former name or former address, if changed since last report)

Item 5.  Other Events

      On January 25, 1999, CalEnergy Company, Inc. ("CalEnergy") announced that it signed an agreement to sell its minority ownership interests in the Coso geothermal power projects (the "Projects") to Caithness Energy LLC ("Caithness") for an aggregate consideration of $227 million dollars. The price is comprised of $205 million in cash and $5 million in contingent payments along with the assumption of CalEnergy's affiliate's share of Project debt totaling $67 million. A copy of the press release issued by CalEnergy is attached hereto as Exhibit 1 and is incorporated herein by reference.

      Certain information included in this report contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the Registrant to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements including expectations regarding the future results of operations of Registrant and MidAmerican Energy Holdings Company and the combined company, the intended financing of the merger and receipt of regulatory approvals. In connection with the safe harbor provisions of the Reform Act, the Registrant has identified important factors that could cause actual results to differ materially from such expectations, including development uncertainty, operating uncertainty, acquisition uncertainty, uncertainties relating to doing business outside of the United States, uncertainties relating to geothermal resources, uncertainties relating to domestic and international (and in particular, Indonesian) economic and political conditions and uncertainties regarding the impact of regulations, changes in government policy, industry deregulation and competition. Reference is made to all of the Registrant's SEC Filings, including the Proxy Statement and the Registrant's Report on Form 8-K dated March 6, 1998, incorporated herein by reference, for a description of such factors. The Company assumes no responsibility to update forward-looking information contained herein.


Item 7.  Financial Statements and Exhibits

Exhibit 1 - Press Release dated January 25, 1999

                           SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       CalEnergy Company, Inc.




                                        By: \s\ Douglas L. Anderson
                                        Douglas L. Anderson
                                        Assistant Secretary and
                                        Assistant General Counsel




Dated: January 25, 1999

                             EXHIBIT 1

FOR IMMEDIATE RELEASE
CalEnergy Signs Agreement to Sell Ownership Interests in Coso Power
Projects

     OMAHA, NEBRASKA, January 25, 1999 -- CalEnergy Company, Inc. ("CalEnergy" or the "Company") (NYSE: CE; PCX; London) announced today the Company has signed an agreement to sell its minority ownership interests in the Coso geothermal power projects (the "Projects") to Caithness Energy LLC ("Caithness") for an aggregate consideration of $277 million dollars. The price is comprised of $205 million in cash and $5 million in contingent payments along with the assumption of CalEnergy's affiliate's share of Project debt totaling $67 million. The transaction, which is not subject to financing, is scheduled to close on February 25, 1999, at which time management of the Projects and ownership interests will be transferred to Caithness.

     CalEnergy's subsidiaries own interests of 46.4, 48 and 50 percent respectively in the three Projects, Coso Finance Partners (Navy I), Coso Energy Developers (BLM) and Coso Power Developers (Navy II) (the "Coso Partnerships"). Caithness has been CalEnergy's partner in the Coso Partnerships since the Projects began commercial operation.

     CalEnergy will sell all of its indirect ownership interests in each of the Coso Partnerships in advance of the Company's proposed merger with MidAmerican Energy Holdings Company. This sale is being implemented in order to comply with the Federal Energy Regulatory Commission's December 17, 1998 ruling to ensure the facilities will maintain their status as qualifying facilities under federal regulatory requirements.

     "We appreciate the dedication to excellence the Coso employees have demonstrated over the years and believe this to be a very positive transaction for both companies," said David L. Sokol, Chairman of the Board and Chief Executive Officer of CalEnergy. "Caithness has been a long-standing partner with our Company at Coso and has been involved with several renewable energy projects throughout California."

     "As one of the original developers of the Coso projects, we look forward to the opportunity to build upon the strong performance Coso has experienced in the past," said James Bishop, Sr., Chairman of Caithness. "The importance of renewable forms of energy will become more evident as we enter the 21st century and we believe Coso to be one of the premier renewable resources in the U.S."



     CalEnergy Company, Inc. is a global energy company that manages and owns interests in approximately 5,000 net megawatts of power generation facilities in operation, construction and development worldwide. The Company develops and produces energy from diversified fuel sources including geothermal, natural gas and hydroelectric. Through its subsidiary Northern Electric, CalEnergy supplies and distributes electricity and gas to approximately 2.0 million customers in the United Kingdom. CalEnergy conducts business in the U.S., U.K., the Philippines, Indonesia, Poland and Australia and employs more than 4,400 people worldwide. For the year ended December 31, 1997, CalEnergy generated revenues of over $2.2 billion and had assets of approximately $7.5 billion.

     Caithness is a privately owned developer and owner of interests in 15 operating power plants with a combined capacity of over 1,000 megawatts of electricity. Caithness is based in New
York City specializing in natural resource exploration and power plant development around the world.

Press Contacts:
CalEnergy Company, Inc.
Craig Hammett - Senior Vice President & CFO       402-341-4500
Patti McAtee - Director, Corp. Communications     402-341-4500
Kate Inverarity - Brunswick, Media Relations      212-333-3810

Caithness Energy LLC
James D. Bishop, Jr.                         212-921-9099
Leslie J. Gelber                             212-921-9099
Christopher T. McCallion                     212-921-9099

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